UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): MAY 16, 2003

                           MIDWEST BANC HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

                          _____________________________

               DELAWARE                 000-29598                36-3252484
   (State or other jurisdiction    Commission file number)    (I.R.S. employer
           of incorporation)                                 identification no.)

         501 W. NORTH AVENUE                                       60160
        MELROSE PARK, ILLINOIS                                  (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (708) 865-1053

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

ITEM 9.  REGULATION FD DISCLOSURE.
         ------------------------

         On May 16, 2003, Midwest Banc Holdings, Inc. (the "Company") announced that on May 15, 2003, it filed its Form 10-Q report for the quarter ended March 31, 2003. The Company also reported its earnings results for the quarter ended March 31, 2003.

         Attached as Appendix A is a copy of the press release relating to the Company's earnings results, which is incorporated herein by reference.

         Note: the information in this report (including the appendix) is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed a determination or an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MIDWEST BANC HOLDINGS, INC.

Date:  May 16, 2003                     By:/s/ Brad A. Luecke
                                           -------------------------------------
                                           Brad A.  Luecke
                                           President and Chief Executive Officer

                                                                      APPENDIX A
                                                                      ----------


PRESS RELEASE FOR IMMEDIATE RELEASE

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer
(708) 865-1053


                       MIDWEST BANC HOLDINGS, INC. REPORTS
                           FIRST QUARTER 2003 RESULTS


MELROSE PARK, IL (May 16, 2003) - Midwest Banc Holdings, Inc. (NASDAQ: MBHI), a community-based bank holding company, yesterday filed its first quarter 2003 Form 10-Q report with the SEC, reporting net income increased slightly for the first quarter of 2003 compared to the similar period in 2002, after absorbing the impact of acquisition and integration costs related to its Big Foot Financial Corp. ("BFFC") acquisition in January.

Net income increased 1.3% to $6,394,000 in the quarter ended March 31, 2003 from $6,313,000 for the similar period a year earlier. Diluted earnings per share declined 10.3% to $0.35 from $0.39, primarily as a result of an additional 1.6 million shares issued in connection with the BFFC acquisition.

"Our performance and continued growth in the first quarter is quite gratifying, especially in light of the difficult economy, low interest rate environment affecting our markets, and merger related expenses," said E.V. Silveri, Chairman of the Board of Directors. Mr. Silveri further added; "Merger related expenses were $568,000 or $0.02 per share after tax. Adjusting for these expenses, our diluted earnings per share would have been $0.37 in the first quarter."

Net interest income increased 14.4% to $17.0 million in the first quarter of 2003 from $14.8 million for the comparable period in 2002. The net interest margin (on a fully tax equivalent basis) was 3.45% in the first quarter of 2003, compared to 3.59% for the first quarter of 2002 and 3.15% for the fourth quarter of 2002.

Excluding net gains on securities transactions and net trading account profits, other income increased 47.9% to $4.0 million in the first quarter 2003 from $2.7 million in the first quarter 2002. Other expenses increased 31.5% to $10.8 million in the first quarter of 2003 from $8.2 million in the first quarter of 2002.

Excluding net gains on securities transactions and net trading account profits, net overhead was $6.8 million for the first quarter of 2003, or 1.27% of average assets compared to $5.5 million or 1.23% of average assets for the similar period in 2002. The efficiency ratio was 48.45% for the three months ended March 31, 2003 compared to 44.63% for the same period in 2002.

Assets increased 11.0% to $2.2 billion at March 31, 2003 from $2.0 billion at December 31, 2002 due primarily to the BFFC acquisition as well as internal growth. Total loans were $1.1 billion at March 31, 2003, slightly lower than at December 31, 2002. The company sold approximately $141.9 million in loans acquired from BFFC, post closing as part of its interest rate risk management, and the proceeds were invested in U.S. Government agency securities. Total deposits increased 10.5% or $146.4 million to $1.5 billion, at March 31, 2003.

Stockholders' equity increased 34.8% to $155.0 million at March 31, 2003 from $115.0 million at December 31, 2002, reflecting the BFFC acquisition, capital contributions related to certain loan transactions and internal growth. The Company is categorized as well capitalized, with a Tier 1 capital ratio of 12.3% and a risk-based capital ratio of 13.4% at March 31, 2003.

Brad A. Luecke, President and Chief Executive Officer stated, "Overall, the Big Foot acquisition added approximately $200 million in assets and $138 million in deposits. The integration of the Big Foot Financial Corp. acquisition is moving ahead, and we expect to achieve our anticipated cost savings during 2003. The three new branches in Long Grove, Chicago (Wicker Park/Bucktown) and Norridge are adding customers and deposits in line with our original expectations".

Nonperforming loans were $20.8 million at March 31, 2003 compared to $31.5 million at December 31, 2002. Nonperforming loans were 1.83% of total loans at March 31, 2003 compared to 2.78% at December 31, 2002. The provision for loan losses was $990,000 in the first quarter of 2003, compared to $662,000 for the similar period in 2002. The allowance for loan losses was $15.1 million or 1.33% of total loans at March 31, 2003.

As previously reported, The Federal Reserve Bank of Chicago and the Illinois Office of Banks and Real Estate conducted a review of certain loans earlier this year and, as a result of that review, the Company restated its interim financial statements for the third quarter of 2002, and revised its previously announced results for fiscal 2002. As a result, the Company reclassified $19.6 million of loans as nonaccrual loans at September 30, 2002 and placed an additional $9.8 million of loans on the nonaccrual list as of December 31, 2002.

On March 26, 2003, the company received approximately $13.3 million from the nonrecourse sale of two of the three loans reclassified as nonaccrual. The purchaser of the loans was an entity, indirectly owned, in part, by certain directors of the Company or their family members. While the writedown of these loans reduced 2002 earnings by $6.3 million, or $0.23 per share, net of tax, the sale of the loans has been accounted for, in part, as an after-tax capital contribution of $4.0 million to Midwest Bank and Trust Company, and did not affect earnings for the first quarter of 2003.

________________________________________________________________________________

The following pages include Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Form 10-Q for the quarter ended March 31, 2003, filed with the Securities and Exchange Commission on May 15, 2003. The entire Form 10-Q can be accessed at the Company's website at http:\\www.midwestbanc.com\

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT DEVELOPMENTS

         As previously reported by the Company, on March 5, 2003, the Company received a joint letter from the Federal Reserve Bank of Chicago (the "Federal Reserve") and the Illinois Office of Banks and Real Estate (the "OBRE") regarding additional loan classifications and provisions for loan losses that, based on their review of certain loans, the regulators determined should be made by one of the Company's subsidiary banks, Midwest Bank and Trust Company (the "Bank"). The loans reviewed consisted of a series of loans to an individual borrower and certain affiliated companies that were outstanding as of September 30, 2002 and December 31, 2002. The loans were secured by receivables and other collateral of other affiliated companies. The individual was indicted in March 2003 on certain criminal charges. None of the activities covered by the indictment involves the Bank. Two of the borrower's affiliated companies (the "Affiliated Companies") that provided collateral for the loans are the subject of pending voluntary bankruptcy proceedings initiated under Chapter 11 of the United States Bankruptcy Code in July 2002. The total credit relationship to this borrower consisted of loans with an aggregate outstanding principal balance of $19.6 million as of December 31, 2002.

         In assessing the adequacy of its allowance for loan losses on a quarterly basis, management considers a number of factors including, among other things, regulatory review of its loan portfolio. The Federal Reserve and the OBRE concluded that the loans described above should be classified as nonaccrual loans as of September 30, 2002 and December 31, 2002, due to the regulators' assessment that the ultimate collectibles of the loans as of the end of the third and fourth quarters was "doubtful". As a result of further communications with the Federal Reserve and OBRE through early April 2003, and additional internal analysis of available information, the Company reclassified the $19.6 million of loans as nonaccrual loans as of September 30, 2002. The Company filed an amended Form 10-Q on April 16, 2003, to reflect the reclassification and to restate its interim financial statements for the period ended September 30, 2002, to record an additional loan loss provision consistent with its loan loss reserve methodology in the amount of $9.8 million and to reverse $226,000 of accrued interest income. The net effect on net income, after income taxes, was a $6.0 million reduction in previously reported net income for the third quarter of 2002.

         Also, as a result of the regulatory loan review of the loans previously identified and certain other unrelated commercial loans reviewed by the regulators in March 2003, and the receipt of a supplemental letter received on April 10, 2003, the Company determined to place approximately $5.1 million of additional commercial loans on nonaccrual as of December 31, 2002, and to charge off approximately $5.8 million in commercial loans reclassified as loss, including $4.7 million of the loans classified as nonaccrual as of September 30, 2002. The additional nonaccrual classification related to two separate loan relationships totaling $9.8 million. The Company had previously classified these loans as substandard. One loan relationship represents $8.3 million of the $9.8 million of nonaccrual loans. This loan relationship is secured by the borrower's residence and various business assets and business interests. The Company recorded an additional provision to the allowance for loan losses of $4.9 million relating to these loans and reversed $811,000 of interest income previously recorded during the fourth quarter, of which $390,000 was applied to principal, with an after-tax effect on previously reported fourth quarter earnings of $3.4 million.

         The aggregate after-tax effect of the recent loan reclassifications and related financial statement adjustments on previously reported unaudited earnings for 2002 was $9.5 million. As of December 31, 2002, total non-performing loans were $31.5 million, or 2.78% of total loans, an increase of $23.7 million from previously reported year end levels. The allowance for loan losses as of December 31, 2002, was $20.8 million, or 1.83% of total loans and 65.8% of non-performing loans as of that date. As of March 31, 2003, total non-performing loans were $20.8 million, or 1.83% of total loans, a decrease of $10.8 million from previously reported year end levels. The allowance for loan losses as of March 31, 2003, was $15.1 million, or 1.33% of total loans and 72.4% of non-performing loans as of that date.

         On March 26, 2003, the Bank received proceeds of approximately $13.3 million from the nonrecourse sale of two of the three loans reclassified as nonaccrual as of September 30, 2002 to a newly formed entity that will be the sole owner of the Affiliated Companies following the emergence of these companies from bankruptcy. The purchase price for the portion of the loans sold was equal to the stated principal amount of $10.8 million as of September 30, 2002, $1.7 million of additional financing as of December 31, 2002, plus accrued interest and late charges. The purchaser of the loans is indirectly owned 50% by current management officials of the Affiliated Companies, and 50% by 400 VC, LLC ("400 VC"), an entity owned by the adult son of Leon Wolin, a director of the Company, the adult son of Leroy Rosasco, a director of the Company and Angelo DiPaolo, a director of the Company. E.V. Silveri, Chairman of the Board of the Company, is managing member of 400 VC. Pursuant to an agreement with 400 VC and its present owners, Mr. Silveri and Brad Luecke, President and Chief Executive Officer of the Company, will acquire equity ownership interests in 400 VC in the near future. The funds used by the purchaser to purchase the identified credits from the Bank were borrowed from 400 VC. 400 VC obtained those funds from the proceeds of loans extended by an unrelated financial institution to 400 VC and Mr. Silveri ($3,000,000), Mr. Luecke ($3,000,000), Michael Wolin ($1,500,000),
Angelo DiPaolo ($2,000,000) and Lee Paul Rosasco ($4,000,000), as co-borrowers. Subject to approval of a proposed plan of reorganization with respect to the Affiliated Companies, the Company does not currently anticipate any additional provisions relating to its loans to this borrower.

         As discussed above, on March 26, 2003, the Bank received proceeds of approximately $13.3 million in connection with the sale of these loans, which consisted of $12.5 million of the loan principal balance, $750,000 for the letter of credit and $67,000 of accrued interest and late charges. As a result, the Bank recognized a $4.0 million after-tax capital contribution as a result of the sale of these loans to the related parties. As of December 31, 2002, $6.3 million of the $12.5 million outstanding principal amount of these loans was considered impaired.

         A plan of reorganization was submitted to the bankruptcy court on March 27, 2003, and a hearing on the plan is scheduled for June 23, 2003. Effectiveness of the plan of reorganization is dependent upon, among other things, the purchaser of the loans from the Bank obtaining additional credit in the amount of $8 million to fund the payment of certain additional indebtedness of the Affiliated Companies. During March 2003, the Board of Directors of the Bank considered and approved a proposal for extension of such credit, but management of the Bank has indicated that no commitment to extend such credit has been issued and that the Bank presently has no plans to extend such credit. In an April 10, 2003 letter to the Company, the Federal Reserve and the OBRE indicated that they would require the Bank to reserve (which could be treated as an other expense for financial reporting purposes) as of March 31, 2003, on a dollar for dollar basis up to $8 million, if the Bank had issued a commitment to extend such loan or if representations had been made to the bankruptcy court of the Bank's willingness to provide credit to fund a plan of reorganization for the borrowers. The Company is presently in discussions with the Federal Reserve and OBRE concerning this matter. Since, the Bank has not issued a commitment to extend such credit and presently has no plans to do so, no reserve has been established by the Company relating to this matter.

         On March 3, 2003, the Federal Reserve and the OBRE commenced a regularly scheduled examination of the Company's banking subsidiaries which has not yet been completed. The examination included, among other items, a review of the Company's over-all risk management, lending and credit review practices. The regulators have completed their onsite review and, based upon preliminary discussions with the regulators, the Company expects some form of informal or formal regulatory action will be taken. The Company expects to receive the written examination report later in the second quarter.

         On May 14, 2003, the Company announced that its pending merger with CoVest Bancshares, Inc. will not close prior to June 30, 2003. Regulatory approvals necessary to complete the transaction have not yet been received. As previously announced, the Company is currently working to address certain risk management issues raised in its recent regulatory examination. CoVest and the Company are in negotiations to modify their definitive merger agreement to amend its terms and extend its expiration beyond the June 30, 2003 termination date. These negotiations are ongoing, though there can be no assurance that the companies will reach agreement on any such modification.

         The following discussion and analysis is intended as a review of significant factors affecting the financial condition and results of operations of the Company for the periods indicated. The discussion should be read in conjunction with the unaudited Consolidated Financial Statements and the Notes thereto presented herein. In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed in this report.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, changes in these assumptions and estimates could significantly affect the Company's financial position or results of operations. Actual results could differ from those estimates. Discussed below are those critical accounting policies that are of particular significance to the Company.

         Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

         Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. There is no ready market for a significant portion of the Company's financial instruments. Accordingly, fair values are based on various factors relative to expected loss experience, current economic conditions, risk characteristics, and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment and, therefore, fair values cannot be determined with precision. Changes in assumptions or in market conditions could significantly affect the estimates.

                   RESULTS OF OPERATIONS - THREE MONTHS ENDED
                             MARCH 31, 2003 AND 2002

         Consolidated net income for the first quarter of 2003 was $6.4 million, or $0.36 and $0.35 per basic and diluted share, respectively, a 1.3% increase compared to $6.3 million, or $0.39 per basic and diluted share, for the first quarter of 2002. Basic and diluted earnings per share for the three months ended March 31, 2003 were 7.7% and 10.3%, respectively, lower than for the comparable period in 2002 primarily as a result of the increase in the total number of shares outstanding as a result of 1,599,088 shares being issued in the acquisition of Big Foot Financial Corporation ("BFFC") in January 2003.

         Net interest income increased 14.4% to $17.0 million in the first quarter of 2003 compared to $14.8 million in the first quarter of 2002. Excluding gains on securities and trading account profits, other income increased 47.9% to $4.0 million in the first quarter of 2003 compared to $2.7 million in the first quarter of 2002. Other expenses increased 31.5% to $10.8 million in the first quarter of 2003 compared to $8.2 million in the first quarter of 2002.

Net Interest Income

         Net interest income is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings. Net interest margin represents net interest income on a tax equivalent basis as a percentage of average earning assets during the period. Net interest margin reflects the spread between average yields earned on interest earning assets and the average rates paid on interest bearing deposits and borrowings.

         Net interest income was $17.0 million and $14.8 million during the three months ended March 31, 2003 and 2002, respectively, an increase of 14.4%. Net interest income increased because the decrease in average rates paid on deposits and borrowings was greater than the decrease in the yields on earning assets.

         The net interest margin improved to 3.45% in the first quarter 2003 compared to 3.15% in the fourth quarter of 2002 but was lower than the 3.59% in the first quarter of 2002. A changing interest rate environment has an effect on net interest margin. A large portion of the loan portfolio is based on floating interest rates and will likely reprice faster than deposits and floating rate borrowings. The improvement in net interest margin compared to the fourth quarter 2002 is primarily attributable to continued reductions in the rate paid on interest bearing liabilities, which more than offset lower interest earning asset yields in a modestly lower rate environment. For the remainder of 2003, the Company expects its net interest margin to improve if market interest rates increase relative to 2002 levels. Alternatively, if market interest rates decrease, net interest margin is expected to continue to experience pressure.

         The average loan yield was 6.72% during the first quarter of 2003, a decrease of 3.9% from 6.99% during the comparable period in 2002. Average loan balances increased $192.6 million, or 18.8%, to $1.2 billion during the first quarter of 2003 from $1.0 billion during the first quarter of 2002.

         Yields on securities were 4.96%, a decrease of 20.3% from 6.22% during the comparable period in 2002. A decrease in mortgage rates sparked an increase in mortgage refinancing which accelerated the prepayment speeds of the Company's mortgage-backed securities and increased amortization expense for these bonds.

         Yields on earning assets decreased 10.2% to 5.96% during the first quarter of 2003 compared to 6.64% for the first quarter of 2002. Average earning assets, however, increased to $2.1 billion for the three months ended March 31, 2003 from $1.7 billion during the first quarter of 2002. The decrease in yields on earning assets was offset by a decrease of 17.9% in average rates paid on deposits and borrowings. Average rates on deposits decreased 23.2% to 2.32% for the three months ended March 31, 2003 from 3.02% for the comparable period in 2002. Average rates on borrowings were 3.96% for the first quarter of 2003 compared to 4.26% in the comparable period in 2002.

         The net interest margin calculation for the three months ended March 31, 2003 and 2002 is shown below (net interest income and average rate on non-taxable securities and loans are reflected on a tax equivalent basis, assuming a 35% tax rate for 2003 and 2002 and adjusted for the dividends received deduction where applicable):

                                                        2003                                    2002
                                         ----------------------------------      ----------------------------------
                                         AVERAGE                    AVERAGE      AVERAGE                    AVERAGE
                                         BALANCE      INTEREST       RATE        BALANCE      INTEREST       RATE
                                         -------      --------       ----        -------      --------       ----
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
-----------------------

Federal funds sold                     $   17,833     $     49       1.10%      $    7,871    $     30       1.52%

Securities taxable                        767,720        9,166       4.78          658,992      10,202       6.19
Securities tax-exempt (1)                  72,548        1,223       6.74           34,987         595       6.80
Commercial loans(1)(3)                    235,157        3,606       6.13          226,317       3,550       6.27
Commercial real estate loans(1)
(3)(4)                                    725,461       12,334       6.80          629,426      11,297       7.18
Agricultural loans(1)(3)                   57,661          903       6.26           49,670         874       7.04
Consumer real estate loans(1)
(3)(4)                                    187,709        3,395       7.23          108,842       1,943       7.14
Consumer installment loans(1)(3)           13,785          279       8.10           12,886         287       8.91
                                       ----------     --------                  ----------    --------
Total interest-earning assets          $2,077,874     $ 30,955       5.96%      $1,728,991    $ 28,778       6.64%
                                       ==========     ========                  ==========    ========

INTEREST-BEARING LIABILITIES
----------------------------

Interest-bearing demand deposits       $  157,896     $    481       1.22%      $  135,315    $    516       1.53%
Money-market demand deposits
  And savings deposits                    317,652        1,003       1.26          261,136       1,096       1.68
Time deposits less than $100,000          682,247        5,144       3.02          528,235       5,154       3.90
Time deposits greater than $100,000       143,384          911       2.54          130,234       1,098       3.37
Public funds                               73,726          486       2.64           80,096         712       3.56
Federal funds purchased
  And repurchase agreements               212,820        1,461       2.75          170,402         943       2.21
FHLB advances                             251,767        2,847       4.50          241,411       3,303       5.47
Notes payable and other borrowings         39,933          683       6.84           26,833         428       6.38
                                       ----------     --------                  ----------    --------
Total interest-bearing liabilities     $1,879,425     $ 13,016       2.76%      $1,573,662    $ 13,250       3.36%
                                       ==========     ========                  ==========    ========
Net Interest Income(1)                                $ 17,939       3.20%                    $ 15,528       3.28%
                                                      ========                                ========
Net Interest Margin(1)                                               3.45%                                   3.59%

Net Interest Income(2)                                $ 16,966                                $ 14,833
                                                      ========                                ========
Net Interest Margin(2)                                               3.27%                                   3.43%

         (1)      Adjusted for 35% tax rate in 2003 and 2002 and adjusted for the dividends-received deduction where applicable.
         (2)      Not adjusted for 35% tax rate in 2003 and 2002 or for the
                  dividends-received deduction.
         (3) Nonaccrual loans are included in the average balance, however these loans are not earning any interest.
         (4)      Loan fees are included in interest columns.

Other Income
------------

         Other income, excluding securities gains and trading account profits, was $4.0 million for the three months ended March 31, 2003, an increase of $1.3 million, or 47.9%, over the comparable period in 2002. The other income to average assets ratio was 0.73% for the three months ended March 31, 2003 compared to 0.60% for the same period in 2002. The increase in other income was due to the increases in service charges on deposits, option fee income, mortgage loan origination fees, and other non-interest income.

         Service charges and fees increased 12.3%, or $161,000, to $1.5 million in the first quarter of 2003 from $1.3 million in the first quarter of 2002. Service charges and fees include service charges on deposit accounts, which are expected to increase with future deposit growth within our existing markets as well as the increase in deposits as a result of the acquisition of BFFC.

         Insurance and investment brokerage commissions increased 213.7%, or $312,000, from $146,000 for the first quarter of 2002 to $458,000 for the first quarter of 2003. This increase is due to the increased investment brokerage activities through Midwest Financial and Investment Services, Inc., the Company's subsidiary, which provides securities brokerage services to both bank and non-bank customers. The Company anticipates that investment brokerage commissions will increase in the future through this subsidiary.

         Mortgage loan origination fees increased 102.8% to $288,000 during the first quarter of 2003 from $142,000 from the comparable period in 2002. The increase is due in large part to the decline in mortgage rates and increased refinancing activity. The Company places most mortgages originated into the secondary market. If market rates of interest remain relatively stable or increase during the remainder of 2003, the Company expects a slowdown in refinancing activity.

         Trust income decreased 9.4%, or $14,000, to $135,000 for the first quarter of 2003 compared to $149,000 for the comparable period in 2002.

         The Company manages its securities available-for-sale portfolio and trading account portfolio on a total return basis. In this respect, management regularly reviews the performance of its securities and sells specific securities to provide opportunities to enhance net interest income and net interest margin, and when possible it will recognize gains on the sale of securities. The Company has a long history of managing its securities in this manner. Trading account profits result from trading strategies that are utilized to supplement narrowing bond yields during periods of interest rate volatility. There were no trading account profits for the three months ended March 31, 2003 compared to profits of $345,000 during the first quarter of 2002. Sales of securities available-for-sale resulted in net gains of $102,000 in the first quarter of 2003 compared to $537,000 for the comparable period in 2002. Securities available-for-sale are held in a manner which allows for their sale in response to changes in interest rates, liquidity needs, or significant prepayment risk. The Company looks for opportunities to enhance its revenues by purchasing and/or selling as deemed appropriate by management.

         Periodically, the Company has bought or sold various covered put and call options, with terms less than 90 days, on mortgage-backed securities. These covered options have either expired or have been exercised, and the associated income or expense has been recognized in the corresponding period. Option income increased $465,000, or 87.4%, for the first quarter of 2003 compared to the $532,000 for the three months ended March 31, 2003. See Note 6 to the unaudited consolidated financial statements.

Other Expenses
--------------

         Total other expenses increased 31.5%, or $2.6 million, to $10.8 million during the first quarter of 2003 compared to $8.2 million for the comparable period in 2002. The other expenses to average assets ratio was 2.00% for the three months ended March 31, 2003 compared to 1.83% for the same period in 2002. The efficiency ratio was 48.45% for the three months ended March 31, 2003 compared to 44.63% for the same period in 2002. The efficiency ratio is equal to other expense divided by the sum of net interest income on a tax equivalent basis plus other income. Please refer to the table title CONSOLIDATED FINANCIAL HIGHLIGHTS for a description of net interest income and net interest income on a tax equivalent basis.

         Salary and benefit expenses increased 21.1%, or $1.1 million, to $6.1 million for the first quarter of 2003 compared to $5.0 million for the comparable period in 2002. The number of full-time equivalent employees was 429 at March 31, 2003 compared to 377 as of March 31, 2002; 36 full-time equivalent employees were added through the acquisition of BFFC. Increased full-time staff positions, enhanced benefit programs, and increased health insurance costs have resulted in the increase in salaries and employee benefits.

         Occupancy expenses increased $604,000, or 52.2%, to $1.8 million during the first quarter of 2003 compared to $1.2 million for the comparable period in 2002. This increase is reflects the addition of the three branches acquired as a result of the BFFC acquisition.

         Expenses, other than salary and employee benefits and occupancy, increased $928,000, or 45.4%, to $3.0 million in the first quarter of 2003 from $2.0 million for the comparable period in 2002. Nonrecurring expenses due to problem loans (see "Recent Developments") reflected in the first quarter of 2003 include $312,000, $60,000, and $18,000 in consulting, legal, and auditing fees, respectively.

Income Taxes
------------

         The Company recorded income tax expense of $2.9 million, or 30.9% of income, and $3.2 million, or 33.8% of income, for the quarters ended March 31, 2003 and 2002, respectively. The decrease in income tax expense was due to the impact of a new regulation issued by the Illinois Department of Revenue related to apportionment of business income of financial organizations as well as the implementation of various other tax planning strategies.

FINANCIAL CONDITION

Loans
-----

         Total loans decreased $315,000, or 0.03%, to $1.1 billion at March 31, 2003 from $1.1 billion at December 31, 2002. Commercial loans increased $6.5 million, or 2.8%, to $236.2 million at March 31, 2003 compared to $229.8 million at December 31, 2002. Commercial real estate loans decreased 1.7%, or $12.3 million, to $717.6 million at March 31, 2003 from $729.9 million at December 31, 2002. Agricultural loans decreased 2.8%, or $1.6 million, to $55.8 million at March 31, 2003 from $57.4 million at December 31, 2002.

         Consumer real estate loans increased $7.9 million, or 7.5%, to $113.3 million at March 31, 2003 from $105.4 million at December 31, 2002. Consumer loans decreased $750,000, or 5.3%, to $13.5 million at March 31, 2003 compared to $14.3 million at December 31, 2002. $154.0 million of loans were acquired due to the acquisition of BFFC in January 2003. $141.9 million of these loans were sold along with servicing during the first quarter of 2003, with no gain or loss recognized.

         Most residential mortgage loans the Company originates are sold in the secondary market. At any point in time, loans will be at various stages of the mortgage banking process. Included as part of consumer real estate loans are loans held for sale, which were $4.9 million at

December 31, 2002 and $4.5 million at March 31, 2003. The carrying value of these loans approximated their market value at that time.


Allowance for Loan Losses
-------------------------

         Allowance for loan losses has been established to provide for those loans that may not be repaid in their entirety for a variety of reasons. The allowance is maintained at a level considered by management to be adequate to provide for probable incurred losses. The allowance is increased by provisions charged to earnings and is reduced by chargeoffs, net of recoveries. The provision for loan losses is based upon past loan loss experience and management's evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be uncollectible. The allowance for loan losses is composed of allocations for specific loans and a historical portion for all other loans.

         Following is a summary of changes in the allowance for loan losses for the three months ended March 31:

                                                                2003              2002
                                                                ----              ----
                                                               (DOLLARS IN THOUSANDS)
Balance, January 1                                             $20,754          $ 10,135
Balance from acquisition                                           300                 -
Adjustment for loan payoff by related parties (1)               (6,685)                -
Provision charged to operations                                    990               662
Loans charged off                                                 (325)             (264)
Recoveries                                                          29                95
                                                               -------          --------

Balance, March 31                                              $15,063          $ 10,628
                                                               =======          ========

         (1) Adjustment made following the March 26, 2003 receipt of $13.3 million of proceeds relating to the sale of certain loans, of which $12.5 million was applied to outstanding principal, $750,000 for the letter of credit, and $67,000 applied to interest income and late charges. See "Recent Developments".

         The Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral for such loan. The allowance for loan losses represents the Company's estimate of the allowance necessary to provide for probable incurred losses in the portfolio. In making this determination, the Company analyzes the ultimate collectibility of the loans in its portfolio by incorporating feedback provided by internal loan staff, an independent loan review function, and information provided by examinations performed by regulatory agencies. The Company makes an ongoing evaluation as to the adequacy of the allowance for loan losses.

         On a quarterly basis, management of the Banks meets to review the adequacy of the allowance for loan losses. Each loan officer grades these individual commercial credits, and the Company's independent loan review function validates the officers' grades. In the event that loan review downgrades the loan, it is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications, and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (e.g. collateral value is nominal).

         The analysis of the allowance for loan losses is comprised of three components: specific credit allocation; general portfolio allocation; and subjectively by determined allocation. The specific credit allocation includes a detailed review of the credit in accordance with SFAS Nos. 114 and 118, and an allocation is made based on this analysis. The general portfolio allocation consists of an assigned reserve percentage based on the credit rating of the loan and charge-off history. The subjective portion is determined based on loan history and the Company's evaluation of various factors including economic and industry outlooks. In addition, the subjective portion of the allowance is influenced by current economic conditions and trends in the portfolio including delinquencies and impairments, as well as changes in the composition of the portfolio.

         The allowance for loan losses is based on estimates, and ultimate losses will vary from current estimates. These estimates are reviewed quarterly, and as adjustments, either positive or negative, become necessary, a corresponding increase or decrease is made in the provision for loan losses. The methodology used to determine the adequacy of the allowance for loan losses is consistent with prior periods.

         The Company's provision for loan losses was $990,000 for the first quarter of 2003 compared to $662,000 for the similar period in 2002.

         The allowance for loan losses as a percentage of total loans was 1.33% as of March 31, 2003 and 1.83% at December 31, 2002. See "Recent Developments".

Nonaccrual and Nonperforming Loans
----------------------------------

         Nonaccrual loans decreased $10.2 million to $18.8 million at March 31, 2003 from $29.0 million at December 31, 2002. On March 26, 2003, $12.5 million of nonaccrual loans were sold. See "Recent Developments" for further discussion.

         Nonperforming loans include nonaccrual loans and accruing loans which are 90 days or more delinquent. Typically, these loans have adequate collateral protection or personal guaranties to provide a source of repayment to the bank. Nonperforming loans were $20.8 million at March 31, 2003 compared to $31.5 million at December 31, 2002. See "Recent Developments" for further discussion.

         The following table sets forth information on the Company's nonperforming loans and other nonperforming assets as of the indicated dates.

                                                        MARCH 31, 2003              DECEMBER 31, 2002
                                                        --------------              -----------------
                                                                     (DOLLARS IN THOUSANDS)
    Nonaccrual and impaired loans
      not accruing                                         $18,790                       $29,035
    Impaired and other loans 90 days
      past due and accruing                                  2,005                         2,514
                                                           -------                       -------
       Total nonperforming loans                            20,795                        31,549
    Other real estate                                          528                           533
                                                           -------                       -------

       Total nonperforming assets                          $21,323                       $32,082
                                                           =======                       =======

    Total nonperforming loans to
      total loans                                            1.83%                          2.78%
    Total nonperforming assets to
      total loans and other real estate                      1.88                           2.82
    Total nonperforming assets to
      total assets                                           0.96                           1.60
    Allowance to nonperforming loans                         0.72x                          0.66x

         The Company utilizes an internal asset classification system as a means of reporting problem and potential problem assets. At each scheduled bank Board of Directors meeting, a watch list is presented, showing significant loan relationships listed as Special Mention, Substandard, and Doubtful. An asset is classified Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and viewed as non-bankable assets and have been charged off. Assets that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that may or may not be within the control of the customer, are deemed to be Special Mention.

         The Company's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Banks' primary regulators in the course of its regulatory examinations, which can order the establishment of additional general or specific loss allowances. There can be no assurance that regulators, in reviewing the Company's loan portfolio, will not request the Company to materially increase its allowance for loan losses. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

         Potential problem loans are loans included on the watch list presented to the Board of Directors that do not meet the definition of a nonperforming loan, but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with present loan repayment terms. At March 31, 2003, special mention, substandard, and doubtful classifications were $11.5 million, $26.2 million, and $2.7 million, respectively. Total classifications include those loans that have been adversely classified by bank examiners and the Company's internal loan review department. The

Company's allowance for loan losses is considered by management to be adequate at March 31, 2003.

Securities
----------

         The Company manages its securities portfolio to provide a source of both liquidity and earnings. Each Bank has its own asset/liability committee, which develops current investment policies based upon its operating needs and market circumstances. The investment policy is reviewed by senior financial management of the Company in terms of its objectives, investment guidelines and consistency with overall Company performance and risk management goals. Each Bank's investment policy is formally reviewed and approved annually by its board of directors. The asset/liability committee of each Bank is responsible for reporting and monitoring compliance with the investment policy. Reports are provided to each Bank's board of directors and the Board of Directors of the Company on a regular basis.

         Securities available-for-sale are carried at fair value, with related unrealized net gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital. At March 31, 2003, unrealized gains, net of taxes on securities available-for-sale, were $7.6 million compared to $7.1 million at December 31, 2002. The increase in net unrealized gains on securities available-for-sale resulted in a $424,000 increase in book equity.

         Securities available-for-sale increased to $839.4 million at March 31, 2003 from $651.9 million at December 31, 2002. U.S. government agency mortgage-backed securities decreased 9.9%, or $48.9 million, from $495.6 million at December 31, 2002 to $446.7 million at March 31, 2003. Equity securities increased $52.5 million from $59.4 million at December 31, 2002 to $111.9 million at March 31, 2003. Equity securities included capital securities of United States Agencies, bond-rated or credit equivalent community banks, and the Federal Home Loan Bank as well as Federal Reserve Bank stock at March 31, 2003. Obligations of state and political subdivisions increased $1.6 million to $55.1 million at March 31, 2003 from $56.7 million at December 31, 2002.

         All fixed and adjustable rate mortgage pools contain a certain amount of risk related to the uncertainty of prepayments of the underlying mortgages. Interest rate changes have a direct impact upon prepayment rates. The Company uses computer simulation models to test the average life and yield volatility of adjustable rate mortgage pools and collateralized mortgage obligations under various interest rate assumptions to monitor volatility. Stress tests are performed quarterly.

         Securities held-to-maturity decreased $14.3 million, or 12.1%, from $118.6 million at December 31, 2002 to $104.3 million at March 31, 2003. Under permissible provisions of FASB Statement No. 115, $3.4 million of mortgage-backed securities acquired through the acquisition of BFFC were reclassified from held-to-maturity to available-for-sale.

         There were no trading account securities held at March 31, 2003 or December 31, 2002. The Company holds trading account securities on a short-term basis based on market and liquidity conditions.

Other Assets
------------

         The Company's investment in bank-owned life insurance ("BOLI") increased by $3.6 million; $3.3 million was acquired through the acquisition of BFFC and the cash surrender value of the insurance increased by $257,000 at March 31, 2003. The BOLI is intended to provide funding for future employee benefit expense.

Deposits and Borrowed Funds
---------------------------

         Total deposits of $1.5 billion at March 31, 2003 represented an increase of $146.4 million, or 10.5%, from $1.4 billion at December 31, 2002. Non-interest-bearing deposits were $142.2 million at March 31, 2003, approximately $7.3 million higher than the $134.9 million level at December 31, 2002. Over the same period, interest-bearing deposits increased 11.1%, or $139.1 million. Certificates of deposit under $100,000 increased $90.9 million from December 31, 2002 to $705.2 million at March 31, 2003. The increase in total deposits attributed to the acquisition of BFFC is $137.9 million of which $8.9 million were non-interest bearing and $129.9 million were interest-bearing deposits.

         The Company's membership in the Federal Home Loan Bank System gives it the ability to borrow funds from the Federal Home Loan Bank of Chicago for short- or long-term purposes under a variety of programs. The advances were used to fund growth and permit the Company's bank subsidiaries to extend term maturities, reduce funding costs and manage interest rate risk exposures more effectively.

         Federal Home Loan Bank advances were $256.0 million at March 31, 2003 and $219.5 million at December 31, 2002. As of result of the acquisition of BFFC, $33.0 million in FHLB advances were acquired. The weighted average rate for FHLB advances was 4.86% during the three months ended March 31, 2003, with a range of maturities on such advances between one and ten years.

         Borrowed funds at March 31, 2003 and December 31, 2002 are listed below:

                                                      2003              2002
                                                      ----              ----
                                                      (DOLLARS IN THOUSANDS)

Federal Home Loan Bank (FHLB)                       $256,007          $219,500
 advances to bank subsidiaries
Revolving line of credit                               5,000             2,000
                                                    --------          --------
 Total                                              $261,007          $221,500
                                                    ========          ========

         The Company has a credit agreement with a correspondent bank (the "Credit Agreement"), which provides the Company with a revolving line of credit with a maximum availability of $10.0 million and $25.0 million for March 31, 2003 and December 31, 2002, respectively. This revolving line of credit matures on January 30, 2004.

         Amounts outstanding under the Company's revolving line of credit represent borrowings incurred to provide capital contributions to the Banks to support their growth. The Company makes interest payments, at its option, at the 30-, 60-, 90-, or 180-day London Inter-Bank Offered Rate ("LIBOR") plus 20 basis points or the prime rate less 25 basis points.

         The revolving line of credit included the following covenants at March 31, 2003: (1) the banks must not have nonperforming assets in excess of 25% of Tier 1 capital plus the loan loss allowance; (2) the Company and each subsidiary bank must be considered well capitalized; (3) the Company must maintain consolidated tangible net worth (as defined in the credit agreement) of not less than $70 million; and (4) consolidated net income for the four previous quarters combined must be at least $5.5 million. The Company was in compliance with these covenants at March 31, 2003. On April 14, 2003, the Company obtained a waiver from the lender of its noncompliance at December 31, 2002 with the nonperforming asset covenant. At May 15, 2003, the Company had $5.0 million outstanding. As a condition to the grant of the waiver from the lender of its noncompliance at December 31, 2002 with the covenant regarding nonperforming assets, the lender has reduced the available line amount to $10.0 million and increased the interest rate on existing and future borrowings by 25 basis points.

         The Company also utilizes securities sold under repurchase agreements as a source of funds. Most local municipalities and some other organizations must have funds insured or collateralized as a matter of their own policies. Repurchase agreements provide a source of funds and do not increase the Company's reserve requirement. Although the balance of repurchase agreements is subject to variation, particularly seasonal variation, the account relationships represented by these balances are principally local and have been maintained for relatively long periods of time. The Company had $213.7 million in securities sold under repurchase agreements at March 31, 2003 compared to $185.1 at December 31, 2002. The Company had no federal funds purchased at March 31, 2003 compared to $20.8 million at December 31, 2002.

         The Company issued 10% junior subordinated debentures aggregating $20.0 million to MBHI Capital Trust I, a wholly-owned subsidiary of the Company. The junior subordinated debentures pay interest on a quarterly basis and will mature on June 7, 2030. The junior subordinated debentures can be redeemed in whole or in part, beginning June 7, 2005.

         MBHI Capital Trust II ("Trust II") issued $15.0 million in aggregate liquidation amount of trust preferred securities in a private placement offering. Simultaneously with the issuance of the trust preferred securities by Trust II, the Company issued an equivalent amount of junior subordinated debentures to Trust II. The junior subordinated debentures are the sole assets of Trust II. The junior subordinated debentures and the trust preferred securities pay distributions and dividends, respectively, on a quarterly basis, which are included in interest expense. The interest rate payable on the debentures and the trust preferred securities resets quarterly, and is equal to LIBOR plus 3.45% (4.79% at March 31, 2003), provided that this rate cannot exceed 12.5% through the interest payment date in November 2007. The junior subordinated debentures will mature on November 7, 2032, at which time the preferred securities must be redeemed.

Capital Resources
-----------------

         Stockholders' equity increased $40.0 million, or 34.8%, from $115.0 million at December 31, 2002 to $155.0 million at March 31, 2003. Total capital to average risk based capital increased to 13.4% on March 31, 2003 from 11.7% on December 31, 2002. The Company issued 1,599,088 shares of common stock due to the acquisition of BFFC. The purchase price for that acquisition totaled $30.4 million.

         The March 26, 2003 loan payoff, (See "Recent Developments" beginning on page 3 for further discussion), resulted in a capital contribution of $4.0 million, net of tax effect. The Company determined that this accounting treatment was appropriate due to the related party nature of the transaction. Midwest Bank and Trust Company ("MBTC") recognized a $4.0 million after tax capital contribution related to the proceeds received from these related parties. As of December 31, 2002, $6.3 million of the outstanding $12.5 million was considered impaired. On March 26, 2003, MBTC received $13.3 million in proceeds, which consisted of the $12.5 million for the loan balance, $750,000 for the letter of credit, and $67,000 of accrued interest and late charges.

         The Company and its two subsidiary banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain areas. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

         The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

         The Company and each of the Banks were categorized as well capitalized as of March 31, 2003. Management is not aware of any conditions or events since the most recent regulatory notification that would change the Company's or the Banks' categories.

         Capital levels and minimum required levels (dollars in thousands):

                                                                          AT MARCH 31, 2003
                                                 ------------------------------------------------------------------
                                                                         MINIMUM REQUIRED       MINIMUM REQUIRED
                                                       ACTUAL          FOR CAPITAL ADEQUACY  TO BE WELL CAPITALIZED
                                                 --------------------  --------------------  ----------------------
                                                  AMOUNT       RATIO      AMOUNT      RATIO     AMOUNT      RATIO
                                                  ------       -----      ------      -----     ------      -----
                                                                         (IN THOUSANDS)
 Total capital to risk-weighted assets
  Company                                         $188,119     13.4%     $112,286     8.0%     $140,357      10.0%
  Midwest Bank and Trust Company                   164,136     13.0       100,585     8.0       125,731      10.0
  Midwest Bank of Western Illinois                  20,130     13.5        11,969     8.0        14,961      10.0

 Tier I capital to risk-weighted assets
  Company                                          172,677     12.3        56,143     4.0        84,214       6.0
  Midwest Bank and Trust Company                   150,090     11.9        50,293     4.0        75,439       6.0
  Midwest Bank of Western Illinois                  18,859     12.6         5,984     4.0         8,976       6.0

 Tier I capital to average assets
  Company                                          172,677      7.9        87,496     4.0       109,370       5.0
  Midwest Bank and Trust Company                   150,090      8.0        75,386     4.0        94,232       5.0
  Midwest Bank of Western Illinois                  18,859      6.7        11,304     4.0        14,130       5.0

                                                                        AT DECEMBER 31, 2002
                                                 ------------------------------------------------------------------
                                                                         MINIMUM REQUIRED       MINIMUM REQUIRED
                                                       ACTUAL          FOR CAPITAL ADEQUACY  TO BE WELL CAPITALIZED
                                                 --------------------  --------------------  ----------------------
                                                  AMOUNT       RATIO      AMOUNT      RATIO     AMOUNT      RATIO
                                                  ------       -----      ------      -----     ------      -----
                                                                         (IN THOUSANDS)
 Total capital to risk-weighted assets
  Company                                         $154,740     11.7%     $105,876     8.0%     $132,245      10.0%
  Midwest Bank and Trust Company                   129,364     11.1        93,568     8.0       116,960      10.0
  Midwest Bank of Western Illinois                  19,615     13.2        11,871     8.0        14,838      10.0

 Tier I capital to risk-weighted assets
  Company                                          138,167     10.4        52,938     4.0        79,407       6.0
  Midwest Bank and Trust Company                   114,744      9.8        46,784     4.0        70,176       6.0
  Midwest Bank of Western Illinois                  18,400     12.4         5,935     4.0         8,903       6.0

 Tier I capital to average assets
  Company                                          138,197      7.0        78,872     4.0        98,590       5.0
  Midwest Bank and Trust Company                   114,744      6.8        67,472     4.0        84,341       5.0
  Midwest Bank of Western Illinois                  18,400      6.7        10,984     4.0        13,750       5.0

Liquidity
---------

         Liquidity measures the ability of the Company to meet maturing obligations and its existing commitments, to withstand fluctuations in deposit levels, to fund its operations, and to provide for customers' credit needs. The liquidity of the Company principally depends on cash flows from operating activities, investment in and maturity of assets, changes in balances of deposits and borrowings, and its ability to borrow funds in the money or capital markets.

         Net cash inflows provided by operations were $3.7 million for the three months ended March 31, 2003 compared to inflows of $11.4 million for the comparable period in 2002. Net cash inflows from investing activities were $3.2 million in the first three months of 2003 compared to a net cash outflow of $88.4 million for the comparable period in 2002. Cash inflows from financing activities for the three months ended March 31, 2003 were $18.7 million compared to a net inflow of $76.7 million in the comparable period during 2002.

         In the event of short-term liquidity needs, the Banks may purchase federal funds from correspondent banks. In addition, the Company has established repurchase agreements and brokered certificates of deposit arrangements with various financial sources. The Company's membership in the Federal Home Loan Bank System gives it the ability to borrow funds from the Federal Home Loan Bank of Chicago for short- or long-term purposes under a variety of programs.

         Interest received net of interest paid was a principal source of operating cash inflows for the three months ended March 31, 2003 and March 31, 2002, respectively. Management of investing and financing activities and market conditions determines the level and the stability of net interest cash flows. Management's policy is to mitigate the impact of changes in market interest rates to the extent possible so that balance sheet growth is the principal determinant of growth in net interest cash flows.

                           MIDWEST BANC HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                   INCOME STATEMENT SUMMARY AND PER SHARE DATA
                      (In thousands, except per share data)

                                             Three Months Ended
                                             ------------------
                                                   March  31,               2002-2003 Comparison
                                                   ----------               --------------------
                                              2003           2002         $ Change         % Change
                                              ----           ----         --------         --------
Interest income                             $29,982        $28,083        $ 1,899             6.8%
Interest expense                             13,016         13,250           (234)           -1.8%
                                            -------        -------        -------            -----
Net interest income                          16,966         14,833          2,133            14.4%
Provision for loan losses                       990            662            328            49.6%
Other income                                  3,960          2,678          1,282            47.9%
Net gains on securities transactions            102            882           (780)          -88.4%
Other expenses                               10,783          8,198          2,585            31.5%
                                            -------        -------        -------            -----
Income before income taxes                    9,255          9,533           (278)           -2.9%
Provision for income taxes                    2,861          3,220           (359)          -11.2%
                                            -------        -------        -------            -----

Net income                                  $ 6,394        $ 6,313        $    81             1.3%
                                            =======        =======        =======            =====
Basic earnings per share (1)                $  0.36        $  0.39        $ (0.03)           -7.7%
                                            =======        =======        =======            =====
Diluted earnings per share (1)              $  0.35        $  0.39        $ (0.04)          -10.3%
                                            =======        =======        =======            =====
Cash dividends declared (1)                 $  0.10        $  0.10        $  0.00             0.0%
                                            =======        =======        =======            =====

                                            Three Months Ended
                                            ------------------
                                           March 31,    December 31,     Quarter to Quarter Comparison
                                           ---------    ------------     -----------------------------
                                             2003           2002         $ Change         % Change
                                             ----           ----         --------         --------
Interest income                             $29,982        $27,381        $2,601             9.5%
Interest expense                             13,016         13,326          (310)           -2.3%
                                            -------        -------        ------         -------
Net interest income                          16,966         14,055         2,911           -20.7%
Provision for loan losses                       990          6,140        (5,150)          -83.9%
Other income                                  3,960          3,947            13             0.3%
Net gains on securities transactions            102            131           (29)          -22.1%
Other expenses                               10,783          8,942         1,841            20.6%
                                            -------        -------        ------         -------
Income before income taxes                    9,255          3,051         6,204           203.3%
Provision for income taxes                    2,861           (226)        3,087         -1365.9%
                                            -------        -------        ------         -------
Net income                                  $ 6,394        $ 3,277        $3,117            95.1%
                                            =======        =======        ======         =======
Basic earnings per share                    $  0.36        $  0.20        $ 0.16            80.0%
                                            =======        =======        ======         =======
Diluted earnings per share                  $  0.35        $  0.20        $ 0.15            75.0%
                                            =======        =======        ======         =======
Cash dividends declared                     $  0.10        $  0.11        $ 0.00             0.0%
                                            =======        =======        ======         =======

         (1) Adjusted to reflect the 3-for-2 stock dividend effective July 1, 2002 for periods prior to that date.

                           MIDWEST BANC HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)

                                                                            Three Months Ended
                                                                            ------------------
                                                   March 31,            December 31,  September 30,     June 30,
                                                   ---------            ------------  -------------     --------
                                                2003         2002           2002          2002            2002
                                                ----         ----           ----          ----            ----

INCOME STATEMENT DATA:
 Net income                                  $  6,394      $  6,313       $    3,277   $      330           6,388
 Net overhead expense to average assets(1)(2)    1.27%         1.23%            1.01%        1.12%           1.27%
 Efficiency ratio(2)(4)                         48.45         44.63            47.25        44.61           44.84
 Other income to average assets                  0.73          0.60             0.79         0.62            0.55
 Other expense to average assets                 2.00          1.83             1.80         1.74            1.82

PER SHARE DATA (3):
 Earnings per share (basic)                  $   0.36      $   0.39       $     0.20   $     0.02            0.40
 Earnings per share (diluted)                    0.35          0.39             0.20         0.02            0.39
 Cash dividends declared                         0.10          0.10             0.10         0.10            0.10
 Book value at end of period                     8.71          6.22             7.12         7.04            6.90
 Tangible book value at end of period            8.44          6.03             6.93         6.86            6.72
 Stock price at end of period                   18.22         14.77            18.95        19.09           19.93
 Average stock price                            19.46         14.21            18.68        18.85           18.32

SELECTED FINANCIAL RATIOS:
 Return on average assets(5)                     1.19%         1.41%            0.66%        0.07%           1.38%
 Return on average equity(6)                    17.70         25.59            11.28         1.14           24.19
 Dividend payout                                27.84         25.47            49.28       489.70           25.21
 Loan to deposit                                73.93         80.01            81.74        83.70           81.33
 Average equity to average assets                6.70          5.51             5.85         6.03            5.69
 Capital to assets                               6.95          5.42             5.72         5.97            5.94
 Tangible capital to assets                      6.74          5.26             5.57         5.81            5.78
 Tier I capital to risk-weighted assets         12.30          9.82            10.44         9.46           10.00
 Tier II capital to risk-weighted assets        13.40         10.71            11.69        10.71           10.90
 Net interest margin (tax equivalent)(7)(8)      3.45          3.59             3.15         3.50            3.64
 Allowance for loan losses to total loans
  at the end of period                           1.33          1.02             1.83         1.85            1.03
 Net loans charged off to average total loans    0.02          0.02             0.56         0.11            0.02
 Nonperforming loans to total loans
  at the end of period(9)                        1.83          0.27             2.78         2.50            0.53
 Nonperforming assets to total assets(10)        0.96          0.17             1.60         1.50            0.32
 Allowance to nonperforming loans                0.72x         3.73x            0.66x        0.74x           1.96x


                                                   March 31,            December 31,  September 30,     June 30,
                                                   ---------            ------------  -------------     --------
                                                2003         2002           2002          2002            2002
                                                ----         ----           ----          ----            ----
BALANCE SHEET DATA:
 Total assets                                $2,230,937    $1,849,110     $2,009,047   $1,906,898      $1,876,585
 Total earning assets                         2,099,179     1,753,348      1,908,533    1,801,699       1,764,246
 Average assets (quarter-to-date)             2,187,401     1,815,673      1,971,807    1,897,609       1,863,404
 Average assets (year-to-date)                2,187,401     1,815,673      1,889,511    1,859,114       1,839,578
 Total loans                                  1,136,389     1,042,253      1,136,704    1,133,282       1,086,499
 Allowance for loan losses                       15,063        10,628         20,754       20,950          11,210
 Total deposits                               1,537,047     1,302,581      1,390,648    1,353,996       1,335,917
 Borrowings                                     509,700       429,190        462,382      407,027         409,252
 Stockholders' equity                           154,961       100,177        114,951      113,852         111,513
 Tangible stockholders' equity (11)             150,277        97,174        111,929      110,886         108,529
 Average equity (quarter-to-date)               146,488       100,066        115,308      114,462         105,939
 Average equity (year-to-date)                  146,488       100,066        110,101      106,876         103,019

Common Shares Outstanding (3)                    17,798        16,112         16,154       16,164          16,156
Average Shares Outstanding
 (quarter-to-date)(3)                            17,727        16,077         16,157       16,160          16,102
Average Shares Outstanding
 (year-to-date)(3)                               17,727        16,077         16,131       16,122          16,102

(1)      Other expenses less other income divided by average total assets.
(2)      Excludes net gains on securities transactions.
(3) Adjusted to reflect the 3-for-2 stock dividend effective July 1, 2002 for periods prior to that date.
(4) Other expense divided by the sum of net interest income (tax equivalent) plus other income.

(5)      Net income divided by quarter to date average assets.
(6)      Net income divided by quarter to date average equity.
(7) Net interest income, on a tax equivalent basis, divided by quarter to date average interest earning assets.
(8) The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

                                   1Q03      4Q02       3Q02     2Q02      1Q02
                                   ----      ----       ----     ----      ----
       Net interest income       $16,966   $14,055   $15,016   $15,498   $14,833
       Tax equivalent adjustment
         to net interest income      973       803       780       610       696
                                 -----------------------------------------------
       Net interest income, tax
         equivalent basis        $17,939   $14,858   $15,796   $16,108   $15,529
                                 -----------------------------------------------

(9)      Includes total nonaccrual and all other loans 90 days or more past due.
(10) Includes total nonaccrual, all other loans 90 days or more past due, and other real estate owned.
(11) Stockholders' equity less goodwill. The following table reconciles reported stockholders' equity to tangible stockholders' equity for the periods presented:

                                   1Q03      4Q02       3Q02     2Q02      1Q02
                                   ----      ----       ----     ----      ----
       Stockholders' equity      $154,961  $114,951  $113,852  $111,513 $100,177
       Goodwill                     4,684     3,022     2,966     2,984    3,003
                                 -----------------------------------------------
       Tangible stockholders'
         equity                  $150,277  $111,929  $110,886  $108,529 $ 97,174
                                 -----------------------------------------------